Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 2026, relating to the consolidated financial statements of Kaiser Aluminum Corporation and subsidiaries and the effectiveness of internal control over financial reporting of Kaiser Aluminum Corporation and subsidiaries, appearing in the Form 10-K of Kaiser Aluminum Corporation for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Nashville, Tennessee

June 4, 2026